Exhibit 7.4

STOCK PURCHASE PLAN ENGAGEMENT AGREEMENT

Stock Purchase Plan Engagement Agreement dated as of August 7th 2013 (this “Agreement”) between Marubeni Aviation Holding Coöperatief U.A. (the “Purchaser”), and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Broker”), acting as agent for the Purchaser to purchase shares of the common stock (the “Securities”) of Aircastle Limited (the “Company”).

WHEREAS, the Purchaser desires to establish a trading plan (subject to the terms and provisions of this Agreement, the “Plan”) that qualifies for the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and would, if the Purchaser were an “affiliated purchaser” (as defined in Rule 10b-18 (“Rule 10b-18”) under the Exchange Act) of the Company, qualify for the safe harbor provided by Rule 10b-18; and

WHEREAS, the Purchaser wishes to engage Broker as its exclusive agent on any individual trading day to make purchases of Securities on its behalf under the Plan;

NOW, THEREFORE, the parties agree as follows:

1.	The Purchaser hereby engages Broker as the Purchaser’s exclusive agent on any individual trading day to purchase the Securities during the term of this Agreement. Subject to the terms and conditions set forth herein, Broker hereby accepts such appointment and engagement.

2.

A. Broker is authorized to begin purchasing the Securities as agent for the Purchaser pursuant to the Plan on August 9th, 2013, after the execution of this Agreement by both parties, and shall cease purchasing the Securities on the Termination Date (as defined below). The time period beginning on the date purchases are to first be made to the date of the termination of the Plan is referred to herein as the “Plan Period”.

B. (i) On each Trading Day during the Plan Period, Broker shall purchase as agent for the Purchaser and for the account of the Purchaser the lesser of (a) the maximum number of Securities that the Company could purchase under Rule 10b-18 and (b) number of Securities that Broker is able, subject to market conditions and principles of best execution, to purchase as agent for the Purchaser and for the account of the Purchaser on such Trading Day using commercially reasonable means in accordance with the guidelines set forth below in Annex A (the “Guidelines”). The Purchaser shall pay to Broker a commission of $0.03 per Security so purchased.

(ii) A “Trading Day” is any day during the Plan Period that the New York Stock Exchange (“NYSE”) (the “Principal Market”) is open for trading and the Securities trade in the regular way on the Principal Market.

(iii) Any Securities so purchased shall be purchased under ordinary principles of best execution at the then-prevailing market price. Subject to the terms set forth in this Agreement, Broker shall have full discretion with respect to the execution of all purchases, and the Purchaser acknowledges and agrees that it shall not exercise, and shall not attempt to exercise, any influence over how, when or whether to effect such purchases of Securities pursuant to the Plan. The Purchaser acknowledges and agrees that, in acting under this Agreement, Broker will be an independent contractor and will not be acting as the Purchaser’s trustee or fiduciary or in any similar capacity. Payment for the purchase price of Securities purchased under the Plan for the account of the Purchaser, plus applicable commission, will be delivered to Broker’s account, which Broker shall specify in writing to the Purchaser from time to time, on a normal three-day settlement basis.

(iv) In the event that Broker, in its discretion, determines that it is appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Broker, and including without limitation Rule 10b-18, Rule 10b-5, Regulation 13D-G, Regulation 14E and Regulation M under the Exchange Act, “Requirements”) for Broker to refrain from purchasing Securities or to purchase fewer than the otherwise applicable number of Securities to be purchased on any Trading Day during the Plan Period, then Broker may, in its discretion, elect that the number of Securities to be purchased, as set forth in the Guidelines, for such Trading Day shall be reduced for such day to an amount determined by Broker in its discretion as appropriate with regard to any Requirements.

(v) Any number of Securities to be purchased (and the corresponding purchase price limits or ranges) set forth in the Guidelines shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Securities or any change in capitalization with respect to the Company or any similar event that occurs during the Plan Period, as determined by Broker in good faith and a commercially reasonable manner.

C. Broker may purchase Securities on the Principal Market, any national securities exchange, in the over-the-counter market, on an automated trading system or otherwise. Broker shall use good faith efforts to execute all purchase transactions under this Agreement in accordance with the timing, price and volume restrictions contained in subparagraphs (2), (3) and (4) of Rule 10b-18. Nothing herein shall preclude the purchase by Broker of the Securities for its own account, or the solicitation or execution of purchase or sale orders of the Securities for the account of Broker’s clients. Please be advised that, due to the manual process involved in executing and reporting trades on the floor of the NYSE, a trade that is otherwise compliant with the price restrictions of Rule 10b-18 may appear to have been effected outside of the price restriction. Such a condition typically occurs as a result of the delays inherent in the NYSE specialist process of reporting a trade to the Consolidated System (as defined in Rule 10b-18(a)(6)). In those instances in which there is a delay between the execution and reporting of a trade by the specialist on the NYSE floor, a trade reported to the Consolidated System by another market may cause the NYSE trade report to appear as an “uptick”, i.e., a trade executed at a price higher than the highest independent bid or last sale price. These conditions are more likely to occur in actively traded stocks.

D. It is the intent of the parties that this Agreement and the Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act, and the parties agree that this Agreement shall be interpreted to comply with the requirements of Rule 10b5-1(c).

3.	The Purchaser represents, warrants, agrees, acknowledges and covenants that:

(i)	the Purchaser is not entering this Agreement “on the basis of” (as defined in Rule 10b5-1(b) under the Exchange Act) any material nonpublic information concerning the Securities or the business, operations or prospects of the Company and is entering into this Agreement in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b5-1;

(ii)	purchases of Securities pursuant to this Agreement are not prohibited or restricted by any legal, regulatory or contractual restriction or undertaking binding on the Purchaser or its subsidiaries;

(iii)	the Purchaser will not, during the Plan Period, enter into any comparable agreement with any other broker;

(iv)	the Purchaser shall immediately notify Broker if the representations in clauses (ii) or (iii) become inaccurate during the Plan Period;

(v)	the information that the Purchaser provided to Broker on or prior to the date hereof, relating to any block purchases by the Purchaser or any affiliated purchasers during the current calendar week and the four preceding calendar weeks, was accurate and complete;

(vi)	the Purchaser agrees to not take any action that would cause the purchases of Securities hereunder not to comply with Rule 10b-18 or Rule 10b5-1 (including without limitation, entering into or altering any corresponding or hedging transaction or position with respect to the Securities);

(vii)	during the Plan Period, neither the Purchaser nor its officers or employees shall, directly or indirectly, communicate any material non-public information relating to the Company or its Securities to employees of Broker involved in executing purchases of the Securities under this Agreement;

(viii)	except for Broker’s condition in Section 2. B. (iv) and covenant in the second sentence of Section 2. C. above, the Purchaser shall be solely responsible for compliance with all statutes, rules and regulations applicable to the Plan and the transactions contemplated hereby, including, without limitation, reporting and filing requirements;

(ix)	the Purchaser acknowledges and agrees that (a) it is not relying, and has not relied, upon Broker or any affiliate of Broker with respect to the legal, accounting, tax or other implications of this Agreement and that it has conducted its own analyses of the legal, accounting, tax and other implications hereof, (b) neither Broker nor any affiliate of Broker has acted as its advisor in any capacity in connection with this Agreement or the transactions contemplated hereby and (c) the Purchaser is entering into this Agreement with a full understanding of all of the terms and risks hereof (economic and otherwise), has adequate expertise in financial matters to evaluate those terms and risks and is capable of assuming (financially and otherwise) those risks;

(x)	the Purchaser agrees that it shall not make any “Rule 10b-18 purchase” (as such term is defined in Rule 10b-18(a)(13)) outside of this Plan during the Plan Period.

(xi)	The Purchaser agrees to provide Broker with such notice and information (to the extent known by Purchaser and legally appropriate) required for Broker to calculate the applicable Rule 10b-18 volume limitation on any single Trading Day.

4. A. This Agreement and the Plan shall terminate on the Termination Date. “Termination Date” means the earliest to occur of (i) the close of business on March 31, 2014, (ii) the completion of all purchases authorized by this Agreement; (iii) any Optional Termination Date (as defined below), (iv) the date on which any Required Termination Notice (as defined below) is received by Broker, (v) the date that the Purchaser or any other person publicly announces a tender or exchange offer with respect to the Securities or a merger, acquisition, reorganization, recapitalization or comparable transaction affecting the Securities as a result of which the Securities are to be exchanged or converted into shares of another company or (vi) the date that Broker becomes aware of the commencement or impending commencement of any voluntary or involuntary proceedings in respect of or triggered by either the Purchaser’s or Company’s bankruptcy or insolvency.

B. This Agreement may be terminated by either party hereto on written notice to the other party in accordance with Section 9 below (the date of any such termination, an “Optional Termination Date”). Upon any such termination of this Agreement or the Plan by the Purchaser, the Purchaser shall immediately deliver to Broker a letter substantially in the form of Exhibit A hereto. Any such notice from the Purchaser to Broker shall not indicate the reasons for the termination or contain any material non-public information.

C. If, at any time during the Plan Period, any legal or regulatory restriction that is applicable to the Purchaser, the Company or the Company’s affiliates would prohibit any purchase pursuant to the Plan, including without limitation Rule 10b-18, Rule 10b-5, Regulation 13D-G, Regulation 14E and Regulation M under the Exchange Act, the Purchaser agrees to give Broker notice of such restriction in accordance with the notice provisions below as soon as practicable (such notice, a “Required Termination Notice”). Such notice shall indicate the anticipated duration of the restriction, but shall not include any other information about the nature of the restriction or its applicability to the Purchaser or the Company or otherwise communicate any material nonpublic information about the Company or the Securities to Broker.

D. Notwithstanding the termination of this Agreement, the Purchaser shall be solely responsible for any purchases made by Broker on the Purchaser’s behalf prior to Broker’s receipt of any notice of termination, and if Broker receives such notice, Broker may nevertheless be entitled to make, and the Purchaser shall be solely responsible for, a purchase hereunder pursuant to a bid made before such notice is received by Broker.

E. Broker may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, to any registered broker-dealer under common control with Broker, including without limitation, Banc of America Securities LLC upon notice to the Purchaser.

5. In the event that Broker or any of its affiliates and their directors, officers , employees or agents (collectively, “Indemnified Persons”) becomes involved in any capacity in any action, proceeding or investigation brought by or against any person in connection with any matter referred to in this Agreement which may result from any breach of the Purchaser of this Agreement, the Purchaser shall reimburse Indemnified Persons for its reasonable legal and other out-of-pocket expenses (including the cost of any investigation and preparation) incurred in connection therewith promptly, and shall indemnify and hold Indemnified Persons harmless against any losses, claims, damages or liabilities to which Indemnified Persons may become subject in connection with any such action, proceeding or investigation except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Purchaser result from the gross negligence or bad faith of Indemnified Persons or a breach by Broker of any of its covenants or obligations hereunder. The Purchaser agrees that Indemnified Persons shall not have any liability to the Purchaser for or in connection with any matter referred to in this Agreement except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Purchaser result from the gross negligence or bad faith of Indemnified Persons or a breach by Broker of any of its covenants or obligations hereunder. The provisions of this Section 5 shall survive the termination of this Agreement.

6. The parties hereto agree and acknowledge that Broker is a “stockbroker” within the meaning of Section 101(53A) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge that this Agreement is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, and Broker is entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 546(e) and 555 of the Bankruptcy Code.

7. This Agreement may be amended or modified only by a writing signed by the parties hereto and provided that any such modification or amendment shall only be permitted at a time when the Purchaser is otherwise permitted to effect purchases under this Agreement and at a time when the Purchaser is not aware of any material non-public information concerning the Company or the Securities and in connection with any such amendment or modification that the Purchaser shall represent that such amendment or modification is being made in good faith and not as part of a plan or scheme to evade Rule 10b5. Any actions taken by the Purchaser during the Plan Period that may affect the volume limit under Rule 10b-18 may constitute amendments of the Plan and will be taken in good faith and not as part of any plan to evade Rule 10b5-1. Upon any amendment or modification of this Agreement or the Plan (other than those referred to in the immediately preceding sentence), the Purchaser shall immediately deliver to Broker a letter substantially in the form of Exhibit A hereto.

8. This Agreement constitutes the entire agreement between the parties with respect to the Plan and supercedes any prior agreements or understandings with regard to the Plan. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall constitute a single, binding agreement.

9. All notices to Broker under this Agreement shall be given to Broker, Attention: [                    ], by (i) facsimile at [                    ] followed by telephonic confirmation at [                    ], (ii) by email to [                    ] or (iii) by certified mail or overnight courier to the address below:

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Bank of America Tower at One Bryant Park

New York, NY 10036

Attention: [                    ]

With a copy to:

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Bank of America Tower at One Bryant Park

New York, NY 10036

Attention: [                    ]

All notices to the Purchaser under this Agreement shall be given to Marubeni Aviation Holding Coöperatief U.A., ATTN: [                    ], in the manner specified by this Agreement by (i) facsimile at [                    ] followed by telephonic confirmation at [                    ] or (ii) by certified mail or overnight courier to the address below:

Marubeni Aviation Holding Coöperatief U.A.

Herikerbergweg 238

1101 CM Amsterdam, Zuidoost

The Netherlands

ATTN: [                    ]

With a copy to:

Marubeni Corporation

4-2 Ohtemachi 1-Chome

Chiyoda-Ku, Tokyo, 100-8088

Japan

ATTN: [                    ]

10. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned have signed this Agreement as of the date first written above.

Marubeni Aviation Holding Coöperatief U.A.

By:
Name:
Title:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:
Name:
Title:

EXHIBIT A

[Company Letterhead]

[Date]

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Bank of America Tower at One Bryant Park

New York, NY 10036

Attn: [                    ]

Re: [Amendment/Modification/Waiver/Termination] of Stock Purchase Plan Engagement Agreement

Ladies and Gentlemen:

Reference is made to the Stock Purchase Plan Engagement Agreement (the “Purchase Agreement”) dated as of [                    ] between, Marubeni Aviation Holding Coöperatief U.A. (the “Purchaser”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Broker”).

In connection with the [amendment/modification/waiver/termination] of the Purchase Agreement, the Purchaser hereby represents and warrants to Broker that on the date hereof the Purchaser is not aware of any material nonpublic information regarding the Company or its Securities, and that its decision to [amend/modify/seek a waiver of/terminate] the Purchase Agreement was made in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Securities Exchange Act of 1934, as amended.

Very truly yours,

Marubeni Aviation Holding Coöperatief U.A.

By
Name:
Title:

Acknowledged and agreed to as of the date first above written,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:
Name:
Title: